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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. ___)*



                                 PalEx, Inc.
                                 -----------
                              (Name of Issuer)


                                Common Stock
                                ------------
                       (Title of Class of Securities)


                                 696368 10 9
                          ------------------------
                               (CUSIP Number)


Check the following box to designate the rule pursuant to which this Section is filed:

      [ ]  Rule 13d-1(b)
      [X]  Rule 13d-(c)
      [ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 696368 10 9                 13G                      PAGE 2 OF 5 PAGES

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Elliot S. Pearlman

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                     (a) [   ]

                                                                     (b) [ x ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                        5         SOLE VOTING POWER

      NUMBER OF                   1,132,767 shares
        SHARES        ----------------------------------------------------------
     BENEFICIALLY       6         SHARED VOTING POWER
       OWNED BY
         EACH                     -0-
      REPORTING       ----------------------------------------------------------
        PERSON          7         SOLE DISPOSITIVE POWER
         WITH
                                  1,132,767 shares
                      ----------------------------------------------------------
                        8         SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,132,767 shares
--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.2%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------


          STATEMENT CONTAINING INFORMATION REQUIRED BY SCHEDULE 13G


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ITEM 1.

      (a)   NAME OF ISSUER
                 PalEx, Inc.

      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                 1360 Post Oak
                 Suite 800
                 Houston, Texas 77056

ITEM 2.

      (a)   NAME OF PERSON FILING
                 Elliot S. Pearlman

      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE
                 2300 West 13th Street
                 Chicago, Illinois 60608

      (c)   CITIZENSHIP
                 United States

      (d)   TITLE OF CLASS OF SECURITIES
                 Common Stock

      (e)   CUSIP NUMBER
                 696368 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a)[  ] Broker or dealer registered under section 15 of the Act
                    (15 U.S.C. 78o);
            (b)[  ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c);
            (c)[  ] Insurance company as defined in section 3(a)(19) of the
                    Act (15 U.S.C. 78c);
            (d)[  ] Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8);
            (e)[  ] An investment adviser in accordance with Section
                    240.13d-1(b)(1)(ii)(E);
            (f)[  ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
            (g)[  ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
            (h)[  ] A savings associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);
            (i)[  ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940(15 U.S.C. 88a-3);


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            (j)[  ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Section 240.13d-1(c), check this box [ X ].

ITEM 4.     OWNERSHIP

      (a)   AMOUNT BENEFICIALLY OWNED
                  1,132,767 shares(1)

      (b)   PERCENT OF CLASS
                  6.2%

      (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
            (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                  1,132,767 shares(1)

            (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                        -0-

            (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                  1,132,767 shares(2)

            (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                        -0-

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                  Not applicable





_________________________

        (1)Includes (i) 107,096 shares of common stock owned directly, and (ii) 1,025,671 shares of common stock owned by living trusts for the benefit of members of the Reporting Person=s family and for which the Reporting Person is the sole trustee.

        (2)None of these securities are currently subject to an effective registration statement filed pursuant to the Securities Act of 1933, as amended (the "Act"). Therefore, sale of these securities will require registration pursuant to the Act or an exemption from the registration requirements of the Act. In addition, certain of these securities are also subject to a lock-up agreement between the Reporting Person and the Issuer which may further restrict the Reporting Person's ability to sell said securities without the prior consent of the Issuer.


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ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
          THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                 Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                 Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
                 Not applicable

ITEM 10.  CERTIFICATIONS
                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         March 3, 1998
                                 -----------------------------
                                             Date

                                 /s/ Elliot S. Pearlman
                                 -----------------------------
                                          Signature

                                      Elliot S. Pearlman
                                 -----------------------------
                                          Name/Title